Exhibit 1.01

Conflict Minerals Report of Celestica Inc.

 For the reporting period from January 1, 2014 to December 31, 2014

This Conflict Minerals Report (CMR) of Celestica Inc. (“Celestica” or the “Company”) has been prepared pursuant to Rule 13p-1 (“Rule 13p-1”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period of January 1, 2014 to December 31, 2014.

Introduction

Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in such Rule are necessary to the functionality or production of those products.  The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (the “Conflict Minerals”).  The “Covered Countries” for the purposes of Rule 13p-1 are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Celestica is a multinational electronics manufacturing services (EMS) company headquartered in Toronto, Canada. The Company’s global network is comprised of approximately 20 sites in 14 countries in the Americas, Europe and Asia.  The Company manufactures, or contracts to manufacture, certain products for which Conflict Minerals are necessary to their functionality or production.

Celestica builds products for a wide variety of leading OEMs (original equipment manufacturers), to be marketed under the OEMs’ brands. Typically, the OEM specifies all parts to be included in the product through an Approved Vendor List (AVL). As a result, Celestica does not control the selection of suppliers or materials sources unless specifically instructed to do so by its customers.

Description of the Company’s Products Covered by this CMR

This CMR relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2014.

These products, which are referred to in this CMR collectively as the “Covered Products,” consist of printed circuit board assemblies and complete system builds for the following end products: wireless controllers, network switches (Communications equipment), servers, routers (Enterprise Computing equipment), measuring devices, scanner control devices, automated teller machine control boards, power delivery systems (industrial equipment), in-flight entertainment modules, cockpit control systems (Aerospace and Defense products), digital radiography and ultrasound imaging control boards (HealthTech devices), photovoltaic solar panels (Renewable Energy equipment) and wafer fabrication equipment modules and automation (Capital Equipment).

The Company’s Reasonable Country of Origin Inquiry and Due Diligence Process

In accordance with Rule 13p-1, the Company has conducted in good faith a reasonable country of origin inquiry (RCOI) regarding the Conflict Minerals necessary to the functionality or production of the products it manufactures or contracts to manufacture.  This RCOI was reasonably designed to determine whether any of such Conflict Minerals originated in the Covered Countries and whether any of such Conflict Minerals may be from recycled or scrap sources.

Celestica engaged with its immediate (Tier 1) suppliers to collect information about the presence and sourcing of Conflict Minerals used in products and components supplied to the Company. For new Tier 1 suppliers that came on board in 2014, such engagement also included the provision of Celestica’s Conflict Minerals Policy to such suppliers, and education on Celestica’s position regarding Conflict Minerals sourcing practices and the requirements of Rule 13p-1. Information was collected using the Electronic Industry Citizenship Coalition (EICC) and Global e-Sustainability Initiative (GeSI) Conflict Minerals Due Diligence Template (EICC-GeSI Template).

Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary Conflict Minerals, as well as their origin. Additional supplier contacts were conducted to address various issues, including implausible statements regarding no presence of Conflict Minerals, incomplete data on the EICC-GeSI Template, responses that did not identify smelters or refiners, responses which indicated a sourcing location without complete supporting information from the supply chain, and organizations that were identified as smelter or refiners, but not verified as such through further analysis and research.

Celestica engaged a third-party information management service provider to assist with the collection and review of supplier data.

In addition to the RCOI, the Company also exercised due diligence on the source and chain of custody of its necessary Conflict Minerals where the Company, based on its RCOI, had reason to believe that such Conflict Minerals may have originated in the Covered Countries and may not be from recycled or scrap sources.

The following criteria were used to determine which supply chains and associated smelters or refiners (SORs) were moved to the due diligence step:

•                              Supplier reported sourcing from Covered Countries;

•                              Provided SOR data indicated sourcing from a mine located in the Covered Countries;

•                              Listed SOR has been reported to source from a mine located in the Covered Countries (based on information contained within the database of our third-party information management service provider, from independent certification programs, or from Internet research/available public reports);

•                              An indication that the SOR sourced from a Covered Country; or

•                              Information provided about the SOR indicated the origin of the materials was not from a known reserve.

With respect to 2014, a total of 4,238 suppliers were contacted as part of the RCOI process. The survey response rate (after all follow-ups) among these suppliers was 51% (representing approximately 88% of the manufacturing parts Celestica sourced from all suppliers). Of these responding suppliers, 64% responded “yes” as to having one or more of the Conflict Minerals as necessary to the functionality or production of the products they supply to Celestica and of that group, 20% responded “yes” as to having sourced such Conflict Minerals from the Covered Countries. Responding suppliers identified an aggregate of 258 individual SORs used by such suppliers; however, the SOR information obtained from suppliers did not correspond specifically to products/components supplied to the Company.

The Company’s due diligence measures were designed to conform to the framework in the Organization for Economic Cooperation and Development’s (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements1.

The Company’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of Conflict Minerals.  The Company does not purchase Conflict Minerals directly from mines, smelters or refiners.  The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products.  However, because the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, the

1  OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013;http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.

Company has also taken steps to identify the applicable smelters and refiners of Conflict Minerals in the Company’s supply chain.

The OECD Guidance identifies five due diligence steps:

Step 1: Establish Strong Company Management Systems

Step 2: Identify and Assess Risks in the Supply Chain

Step 3: Design and Implement a Strategy to Respond to Identified Risks

Step 4: Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence

Step 5: Report Annually on Supply Chain Due Diligence

It is important to note that the OECD Guidance was written for both upstream2 and downstream3 companies in the supply chain. As Celestica is a downstream company in the supply chain, its due diligence practices were tailored accordingly.

In addition to the RCOI described in detail above, the following constitute the procedures the Company used to identify supply chain risks in relation to Conflict Minerals in the Covered Products, and the due diligence activities undertaken to respond to those risks.

OECD Guidance Step 1: Establish strong company management systems

A management system is a framework of policies, procedures, processes and organizational structure that help enable a company to complete all tasks necessary to achieve its objectives. Celestica has established such a system by taking the following steps.

Adopt a conflict minerals policy

Celestica’s Conflict Minerals policy is publicly available at www.celestica.com. It states:

The mining and trading of Coltan (the metal ore from which Tantalum is extracted), Wolframite (the metal ore from which Tungsten is extracted), Cassiterite (the metal ore from which Tin is extracted), and Gold, and their respective derivatives, originating from the Democratic Republic of Congo (“DRC”) or adjoining countries (the “DRC Region”) has financed conflict, resulting in widespread human rights violations and environmental degradation. Section 1502(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Conflict Minerals Law”) requires SEC reporting companies to undertake an inquiry as to the source and chain of custody of conflict minerals and to make certain disclosures in connection therewith.

Celestica fully supports the objectives of this legislation, which aims to minimize violence and environmental damage in the DRC Region. We will comply with all applicable obligations under the Conflict Minerals Law. Celestica expects that all suppliers will comply with the Conflict Minerals Law and provide all necessary declarations using the EICC/GeSI Conflict Minerals Reporting Template. These measures will be used in conjunction with industry initiatives such as the Conflict-Free Smelter

2  Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.

3  Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers.

Program to reasonably assure that the Conflict Minerals in the products we manufacture or contract to manufacture do not directly or indirectly finance or benefit unauthorized armed groups in the DRC Region. Celestica will assess future business with suppliers who are noncompliant with this policy.

Celestica is committed to ethical practices and compliance with applicable laws and regulations wherever it does business.

Assemble an internal team to support supply chain due diligence

Celestica has established a management system for Conflict Minerals. This management system includes an internal Conflict Minerals steering committee made up of senior management from Corporate Compliance, Finance, Supply Chain Management and Commodity Management functions, and a Supply Chain Management (SCM) Environmental Engineering team to manage Conflict Minerals activities. The steering committee is updated on the results of Celestica’s due diligence efforts on a regular basis.

Establish a system of controls and transparency over the mineral supply chain

To provide better transparency within Celestica’s mineral supply chains and to facilitate communication of policies and expectations, Celestica engaged a third-party information management service provider to complement and support its internal management processes. In addition, an on-line system is used to identify suppliers in Celestica’s mineral supply chains and the relationships between them (e.g., Tier 1, Tier 2, etc.), collect, store, and review information on Conflict Minerals sourcing practices, track information on SORs, and flag risks based on SOR sourcing practices. This system is designed to allow collection and housing of data on supply chain circumstances which can be updated to reflect changing realities within the supply chain, such as new customer-supplier relationships, new products, etc.

Strengthen company engagement with suppliers

Celestica engaged with suppliers through multiple communication outreaches by email and phone to educate suppliers on Celestica’s expectations for sourcing and Conflict Minerals policy, and the requirements of Rule 13p-1.  Suppliers were provided various avenues to obtain additional information and guidance regarding Celestica’s Conflict Minerals compliance program, including an on-line supplier education portal, and contact email addresses and telephone numbers for obtaining answers to questions and/or guidance on completing the information request.

OECD Guidance Step 2: Identify and Assess Risks in the Supply Chain

The following steps are recommended by the OECD to identify and assess risks in mineral supply chains.

Identify the Smelters or Refiners (SORs) in the supply chain

The Company attempted to obtain information on identified SORs using a database maintained by its third-party information management service provider, as well as through internet searches, other research activities (e.g., reviewing government databases and industry and trade organization lists), and contact with suppliers providing SOR information on their reporting templates. The Company also followed up where a sourcing location provided (country of mine origin) is not believed to be a known reserve for the given metal.

Engage with SORs to obtain mine of origin and transit routes and assess whether SORs have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

Identified SORs were matched against available lists of processors that have been certified as “conflict-free” by internationally-recognized industry validation schemes, such as the CFSI Conflict-Free Smelter Program, the

London Bullion Market Association Responsible Gold Audit Programme and the Responsible Jewellery Council’s Chain-of-Custody Certification Program. Suppliers and products associated with certified SORs were assumed to meet the OECD Guidance due diligence standards and responsibly source their materials.

If the SOR was not certified by an internationally-recognized scheme, the SOR was contacted up to 3 times to gain more information about its sourcing practices, including countries of origin and transfer, and whether there were any internal due diligence procedures in place or other processes the SOR takes to track the chain-of-custody on the source of its mineral ores. Relevant information requested included whether the SOR had a documented, effective and communicated conflict-free policy, and/or an accounting system and documentation to support traceability of materials.

OECD Guidance Step 3: Design and Implement a Strategy to Respond to Identified Risks

Celestica implemented the following measures to address high risk SORs4.

Report findings to senior management

A monthly update is provided to Celestica’s Conflict Minerals steering committee on the progress and findings of the RCOI and due diligence.

Devise and adopt a risk management plan, monitor and track risk mitigation, and evaluate supplier relationship

Celestica is an electronic manufacturing services (EMS) company that builds products for leading OEMs according to specifications provided by the OEM to Celestica. Typically, the OEM specifies all parts included in the product through an Approved Vendor List (AVL). As a result, Celestica does not control selection of suppliers or materials sources unless specifically instructed to do so by its customers. Whenever a risk is identified, Celestica will inform the customer of the risk in the supply chain and work with such customer to manage and mitigate the risk.

For parts that Celestica designs or over which Celestica has engineering control, if a risk is identified, Celestica will work with its suppliers to express its concerns about providing revenue to armed groups within the Covered Countries. Celestica will work with suppliers to provide a roadmap intended to ensure that the Conflict Minerals they supply to Celestica will be DRC Conflict-Free. If a supplier refuses to comply, Celestica will assess future business with the supplier.

OECD Guidance Step 4: Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence

This OECD step does not require or define audits for downstream companies.  However, downstream companies can support these audits by supporting or joining industry organizations.

Celestica does not typically have a direct relationship with Conflict Minerals smelters or refiners and does not perform direct audits of these entities within its supply chain. However, as a member of the EICC, Celestica is a participant in the Conflict-Free Sourcing Initiative (CFSI), a joint initiative between the EICC and the Global e-Sustainability Initiative (GeSI). Celestica participates in the ongoing discussions and updates of the CFSI Conflict-Free Smelter program (CFSP), an audit program designed to validate SORs’ sourcing practices.  Through the CFSP validation process, which is voluntary, an independent third party audits the

4  SORs were considered high risk when they met the criteria of OECD Red Flags, i.e., Level 2 or Covered Country sourcing or sourcing from unknown reserves. As described by the Conflict-Free Sourcing Initiative, Level 2 Countries are “known or plausible countries” for smuggling, export out of the Covered Countries, or transit of material containing Conflict Minerals, and currently consist of Kenya, Mozambique, South Africa and the United Arab Emirates.

procurement and processing activities of a SOR to determine if it showed sufficient documentation to demonstrate with reasonable confidence that the minerals the SOR processed originated from conflict-free sources.

OECD Guidance Step 5: Report Annually on Supply Chain Due Diligence.

In fulfilling this step, Celestica’s Conflict Minerals steering committee:

a.              Provided management with periodic process updates during the reporting period and through the filing date;

b.              Informed management of due diligence efforts and results; and

c.               Completed and filed this Conflict Minerals Report, and the Form SD to which it relates, which are publicly available at www.celestica.com.

Due Diligence Results

Based on the information obtained in the Company’s due diligence process, the Company does not have sufficient information to determine all facilities used to process all Conflict Minerals in the Covered Products.

With respect to the 258 SORs identified as used by the Company’s suppliers, 144 were certified as conflict-free by the CFSP and listed on the Conflict-Free Smelter Program’s website as conflict-free certified. The 258 SOR facilities that were identified pursuant to the due diligence process are set forth below.

Smelter Name	Metal	Certification
Advanced Chemical Company	Gold
Aida Chemical Industries Co. Ltd.	Gold	CFSP
Allgemeine Gold-und Silberscheideanstalt A.G.	Gold	CFSP
Almalyk Mining and Metallurgical Complex (AMMC)	Gold
AngloGold Ashanti Córrego do Sítio Minerção	Gold	CFSP
Argor-Heraeus SA	Gold	CFSP
Asahi Pretec Corporation	Gold	CFSP
Asaka Riken Co Ltd	Gold
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Gold	CFSP
Aurubis AG	Gold	CFSP
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Gold
Bauer Walser AG	Gold
Boliden AB	Gold	CFSP
C. Hafner GmbH + Co. KG	Gold	CFSP
Caridad	Gold
CCR Refinery - Glencore Canada Corporation	Gold	CFSP
Cendres + Métaux SA	Gold
Chimet S.p.A.	Gold	CFSP
China National Gold Group Corporation	Gold
Chugai Mining	Gold
Colt Refining	Gold
Daejin Indus Co. Ltd	Gold

Daye Non-Ferrous Metals Mining Ltd.	Gold
Do Sung Corporation	Gold
Doduco	Gold
Dowa Mining Co., Ltd.	Gold	CFSP
Eco-System Recycling Co., Ltd.	Gold	CFSP
FSE Novosibirsk Refinery	Gold
Gansu Seemine Material Hi-Tech Co Ltd	Gold
Guangdong Jinding Gold Limited	Gold
Hangzhou Fuchunjiang Smelting Co., Ltd.	Gold
Heimerle + Meule GmbH	Gold	CFSP
Heraeus Ltd. Hong Kong	Gold	CFSP
Heraeus Precious Metals GmbH & Co. KG	Gold	CFSP
Hwasung CJ Co. Ltd	Gold
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Gold
Ishifuku Metal Industry Co., Ltd.	Gold	CFSP
Istanbul Gold Refinery	Gold	CFSP
Japan Mint	Gold	CFSP
Jiangxi Copper Company Limited	Gold
Johnson Matthey Inc	Gold	CFSP
Johnson Matthey Ltd	Gold	CFSP
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Gold	CFSP
JSC Uralelectromed	Gold	CFSP
JX Nippon Mining & Metals Co., Ltd.	Gold	CFSP
Kazzinc Inc.	Gold	CFSP
Kennecott Utah Copper LLC	Gold	CFSP
Kojima Chemicals Co., Ltd	Gold	CFSP
Korea Metal Co. Ltd	Gold
Kyrgyzaltyn JSC	Gold
L’ azurde Company For Jewelry	Gold	CFSP
Lingbao Gold Company Ltd.	Gold
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Gold
LS-NIKKO Copper Inc.	Gold	CFSP
Luoyang Zijin Yinhui Metal Smelt Co Ltd	Gold
Materion	Gold	CFSP
Matsuda Sangyo Co., Ltd.	Gold	CFSP
Metalor Technologies (Hong Kong) Ltd	Gold	CFSP
Metalor Technologies (Singapore) Pte. Ltd.	Gold	CFSP
Metalor Technologies SA	Gold	CFSP
Metalor USA Refining Corporation	Gold	CFSP
Met-Mex Peñoles, S.A.	Gold	CFSP
Mitsui Mining and Smelting Co., Ltd.	Gold	CFSP
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Gold	CFSP
Navoi Mining and Metallurgical Combinat	Gold
Nihon Material Co. LTD	Gold	CFSP

Ohio Precious Metals, LLC	Gold	CFSP
Ohura Precious Metal Industry Co., Ltd	Gold	CFSP
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Gold	CFSP
OJSC Kolyma Refinery	Gold
PAMP SA	Gold	CFSP
Penglai Penggang Gold Industry Co Ltd	Gold
Prioksky Plant of Non-Ferrous Metals	Gold
PT Aneka Tambang (Persero) Tbk	Gold	CFSP
PX Précinox SA	Gold	CFSP
Rand Refinery (Pty) Ltd	Gold	CFSP
Republic Metals Corporation	Gold	CFSP
Royal Canadian Mint	Gold	CFSP
Sabin Metal Corp.	Gold
Samduck Precious Metals	Gold
SAMWON METALS Corp.	Gold
Schöne Edelmetaal B.V.	Gold	CFSP
SEMPSA Joyería Platería SA	Gold	CFSP
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Gold	CFSP
Sichuan Tianze Precious Metals Co., Ltd	Gold	CFSP
So Accurate Group, Inc.	Gold
SOE Shyolkovsky Factory of Secondary Precious Metals	Gold
Solar Applied Materials Technology Corp.	Gold	CFSP
Sumitomo Metal Mining Co., Ltd.	Gold	CFSP
Super Dragon Technology Co., Ltd.	Gold
Tanaka Kikinzoku Kogyo K.K.	Gold	CFSP
The Great Wall Gold and Silver Refinery of China	Gold
The Refinery of Shandong Gold Mining Co. Ltd	Gold	CFSP
Tokuriki Honten Co., Ltd	Gold	CFSP
TongLing Nonferrous Metals Group Holdings Co., Ltd.	Gold
Torecom	Gold
Umicore Brasil Ltda	Gold	CFSP
Umicore Precious Metals Thailand	Gold	CFSP
Umicore SA Business Unit Precious Metals Refining	Gold	CFSP
United Precious Metal Refining, Inc.	Gold	CFSP
Valcambi SA	Gold	CFSP
Western Australian Mint trading as The Perth Mint	Gold	CFSP
Yamamoto Precious Metal Co., Ltd.	Gold
Yokohama Metal Co Ltd	Gold
Yunnan Copper Industry Co Ltd	Gold
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Gold	CFSP
Zijin Mining Group Co. Ltd	Gold	CFSP
Changsha South Tantalum Niobium Co., Ltd.	Tantalum	CFSP
Conghua Tantalum and Niobium Smeltry	Tantalum	CFSP
Duoluoshan Sapphire Rare Metal Co., Ltd.	Tantalum	CFSP

Exotech Inc.	Tantalum	CFSP
F&X Electro-Materials Ltd.	Tantalum	CFSP
Global Advanced Metals Aizu	Tantalum	CFSP
Global Advanced Metals Boyertown	Tantalum
Guangdong Zhiyuan New Material Co., Ltd.	Tantalum	CFSP
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	Tantalum	CFSP
H.C. Starck Co., Ltd.	Tantalum	CFSP
H.C. Starck GmbH Goslar	Tantalum	CFSP
H.C. Starck GmbH Laufenburg	Tantalum	CFSP
H.C. Starck Hermsdorf GmbH	Tantalum
H.C. Starck Inc.	Tantalum	CFSP
H.C. Starck Ltd.	Tantalum	CFSP
H.C. Starck Smelting GmbH & Co.KG	Tantalum	CFSP
Hengyang King Xing Lifeng New Materials Co., Ltd.	Tantalum	CFSP
Hi-Temp Specialty Metals, Inc.	Tantalum	CFSP
JiuJiang JinXin Nonferrous Metals Co., Ltd.	Tantalum	CFSP
Jiujiang Tanbre Co., Ltd.	Tantalum	CFSP
KEMET Blue Metals	Tantalum	CFSP
Kemet Blue Powder	Tantalum	CFSP
King-Tan Tantalum Industry Ltd	Tantalum	CFSP
LSM Brasil S.A.	Tantalum	CFSP
Metallurgical Products India (Pvt.) Ltd.	Tantalum	CFSP
Molycorp Silmet A.S.	Tantalum	CFSP
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	CFSP
Plansee SE Liezen	Tantalum	CFSP
Plansee SE Reutte	Tantalum	CFSP
RFH Tantalum Smeltry Co., Ltd	Tantalum	CFSP
Shanghai Jiangxi Metals Co., Ltd.	Tantalum
Solikamsk Metal Works	Tantalum	CFSP
Taki Chemicals	Tantalum	CFSP
Telex	Tantalum	CFSP
Ulba	Tantalum	CFSP
Yichun Jin Yang Rare Metal Co., Ltd	Tantalum	CFSP
Zhuzhou Cement Carbide	Tantalum	CFSP
QuantumClean	Tantalum	CFSP
Alpha	Tin	CFSP
China Rare Metal Materials Company	Tin
China Tin Group Co., Ltd.	Tin
CNMC (Guangxi) PGMA Co. Ltd.	Tin
Cooper Santa	Tin
CV Gita Pesona	Tin
CV Makmur Jaya	Tin
CV Nurjanah	Tin
CV Serumpun Sebalai	Tin

CV United Smelting	Tin	CFSP
Empresa Metallurgica Vinto	Tin	CFSP
Estanho de Rondônia S.A.	Tin
Fenix Metals	Tin
Gejiu Kai Meng Industry and Trade LLC	Tin
Gejiu Non-Ferrous Metal Processing Co. Ltd.	Tin	CFSP
Gejiu Zi-Li	Tin
Huichang Jinshunda Tin Co. Ltd	Tin
Jiangxi Ketai Advanced Material Co., Ltd.	Tin	CFSP
Jiangxi Nanshan	Tin
Kai Unita Trade Limited Liability Company	Tin
Linwu Xianggui Smelter Co	Tin
Magnu’s Minerais Metais e Ligas LTDA	Tin	CFSP
Malaysia Smelting Corporation (MSC)	Tin	CFSP
Materials Eco-Refining CO.,LTD	Tin
Melt Metais e Ligas S/A	Tin	CFSP
Metallo Chimique	Tin	CFSP
Mineração Taboca S.A.	Tin	CFSP
Minsur	Tin	CFSP
Mitsubishi Materials Corporation	Tin	CFSP
Nghe Tinh Non-Ferrous Metals Joint Stock Company	Tin
Novosibirsk Integrated Tin Works	Tin
O.M. Manufacturing (Thailand) Co., Ltd.	Tin
O.M. Manufacturing Philippines, Inc.	Tin
Operaciones Metalurgical S.A.	Tin	CFSP
PT Alam Lestari Kencana	Tin
PT Artha Cipta Langgeng	Tin
PT ATD Makmur Mandiri Jaya	Tin	CFSP
PT Babel Inti Perkasa	Tin	CFSP
PT Babel Surya Alam Lestari	Tin
PT Bangka Kudai Tin	Tin
PT Bangka Putra Karya	Tin	CFSP
PT Bangka Timah Utama Sejahtera	Tin
PT Bangka Tin Industry	Tin	CFSP
PT Belitung Industri Sejahtera	Tin	CFSP
PT BilliTin Makmur Lestari	Tin
PT Bukit Timah	Tin	CFSP
PT Donna Kembara Jaya	Tin
PT DS Jaya Abadi	Tin	CFSP
PT Eunindo Usaha Mandiri	Tin	CFSP
PT Fang Di MulTindo	Tin
PT HANJAYA PERKASA METALS	Tin
PT HP Metals Indonesia	Tin
PT Inti Stania Prima	Tin

PT Justindo	Tin
PT Karimun Mining	Tin
PT Mitra Stania Prima	Tin	CFSP
PT Panca Mega Persada	Tin	CFSP
PT Pelat Timah Nusantara Tbk	Tin
PT Prima Timah Utama	Tin	CFSP
PT Refined Banka Tin	Tin	CFSP
PT Sariwiguna Binasentosa	Tin	CFSP
PT Seirama Tin investment	Tin
PT Singkep Times Utama	Tin
PT Stanindo Inti Perkasa	Tin	CFSP
PT Sumber Jaya Indah	Tin
PT Supra Sukses Trinusa	Tin
PT Tambang Timah	Tin	CFSP
PT Timah (Persero), Tbk	Tin	CFSP
PT Tinindo Inter Nusa	Tin	CFSP
PT Tommy Utama	Tin
PT Yinchendo Mining Industry	Tin
RUI DA HUNG	Tin
Soft Metais, Ltda.	Tin
Thaisarco	Tin	CFSP
VQB Mineral and Trading Group JSC	Tin
White Solder Metalurgia e Mineração Ltda.	Tin	CFSP
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Tin
Yunnan Tin Company Limited	Tin	CFSP
A.L.M.T. Corp.	Tungsten
Chenzhou Diamond Tungsten Products Co., Ltd.	Tungsten
Chongyi Zhangyuan Tungsten Co., Ltd.	Tungsten
Dayu Weiliang Tungsten Co., Ltd.	Tungsten
Fujian Jinxin Tungsten Co., Ltd.	Tungsten
Ganxian Shirui New Material Co., Ltd.	Tungsten
Ganzhou Huaxing Tungsten Products Co., Ltd.	Tungsten	CFSP
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten	CFSP
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Tungsten
Ganzhou Seadragon W & Mo Co., Ltd.	Tungsten	CFSP
Global Tungsten & Powders Corp.	Tungsten	CFSP
Guangdong Xianglu Tungsten Industry Co., Ltd.	Tungsten
H.C. Starck GmbH	Tungsten
Hunan Chenzhou Mining Group Co., Ltd.	Tungsten
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Tungsten	CFSP
Japan New Metals Co., Ltd.	Tungsten	CFSP
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tungsten
Jiangxi Gan Bei Tungsten Co., Ltd.	Tungsten	CFSP
Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	Tungsten

Jiangxi Richsea New Materials Co., Ltd.	Tungsten
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Tungsten
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten
Jiangxi Yaosheng Tungsten Co., Ltd.	Tungsten
Kennametal Fallon	Tungsten
Kennametal Huntsville	Tungsten
Malipo Haiyu Tungsten Co., Ltd.	Tungsten	CFSP
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Tungsten
Sanher Tungsten Vietnam Co., Ltd.	Tungsten
Tejing (Vietnam) Tungsten Co., Ltd.	Tungsten
Vietnam Youngsun Tungsten Industry Co., Ltd.	Tungsten	CFSP
Wolfram Bergbau und Hütten AG	Tungsten	CFSP
Wolfram Company CJSC	Tungsten
Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten	CFSP
Xiamen Tungsten Co., Ltd.	Tungsten
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Tungsten

Based on the information obtained in the Company’s due diligence process, the Company does not have sufficient information to determine the country of origin of all Conflict Minerals in the Covered Products.  However, based on the information that has been obtained, the Company has reasonably determined that the countries of origin of its necessary Conflict Minerals include those set forth below.  The Company’s efforts to determine the mine(s) or location of origin with the greatest possible specificity are described in the RCOI and due diligence discussion above.

Metals	Country of Origin
Gold

Argentina, Armenia, Australia, Austria, Belgium, Bermuda, Bolivia, Brazil, Canada, Chile, China, France, Germany, Ghana, Guinea, Guyana, Hong Kong, India, Indonesia, Italy, Japan, Kazakhstan, Kyrgyzstan, Laos, Malaysia, Mali, Mexico, Mongolia, Mozambique, Namibia, Netherlands, Papua New Guinea, Peru, Philippines, Portugal, Russia, Saudi Arabia, Singapore, South Africa, South Korea, Spain, Suriname, Sweden, Switzerland, Taiwan, Tajikistan, Thailand, Turkey, United Arab Emirates, United Kingdom, United States, Uzbekistan

Tantalum

Australia, Austria, Belarus, Bolivia, Brazil, Burundi, Canada, Chile, China, Congo (Brazzaville), DRC- Congo (Kinshasa), Estonia, Ethiopia, Germany, India, Japan, Kazakhstan, Malaysia, Mexico, Mozambique, Namibia, Niger, Nigeria, Peru, Russia, Rwanda, Sierra Leone, Switzerland, Thailand, United States, Zimbabwe

Tin

Angola, Australia, Belgium, Bolivia, Brazil, Burundi, Canada, Chile, China, Congo (Brazzaville), DRC- Congo (Kinshasa), Ethiopia, France, Germany, Hong Kong, India, Indonesia, Japan, Kazakhstan, Malaysia, Mexico, Morocco, Mozambique, Myanmar, Niger, Nigeria, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Spain, Switzerland, Taiwan, Thailand, United States, Uzbekistan, Vietnam

Tungsten

Australia, Austria, Bolivia, Brazil, Burundi, Canada, China, Estonia, Ethiopia, Germany, India, Japan, Malaysia, Mexico, Mozambique, Namibia, Niger, Nigeria, Peru, Portugal, Russia, Rwanda, Sierra Leone, Spain, Taiwan, Thailand, United States, Vietnam, Zimbabwe

Given the response rate of Celestica’s suppliers to its RCOI and due diligence inquiries, the fact that not all of the SORs identified by the Company’s suppliers are certified by an independent third-party as “conflict-free”, the fact that the SOR information obtained from suppliers did not correspond specifically to products/components supplied to the Company, and because necessary Conflict Minerals in a particular Covered Product may be sourced from multiple SORs, although the Company was able to determine that certain of its necessary Conflict Minerals in the Covered Products were from Covered Countries (as described above), it could not determine the country of origin for all Covered Products.  In addition, based on the foregoing, the Company was unable to determine whether the necessary Conflict Minerals in the Covered Products that were from the Covered Countries were from recycled or scrap sources, or came from sources that directly or indirectly financed or benefitted armed groups in the Covered Countries, as such term is defined in Rule 13p-1.  Of all responding suppliers in the Company’s due diligence process, none indicated (at any point during the RCOI or due diligence process) that it had sourced Conflict Minerals to the Company that directly or indirectly benefitted or financed armed groups (as that terms is defined in Rule 13p-1) in the Covered Countries.

Celestica intends to undertake the following steps during the next compliance period to improve the due diligence conducted to further determine whether Conflict Minerals in its Covered Products are sourced from the Covered Countries, or are from recycled or scrap sources, and to mitigate the risk that its necessary Conflict Minerals sourced from Covered Countries finance or benefit armed groups, including:

•                  Engage with suppliers that provided incomplete responses or did not provide responses for 2014 to obtain information from them in for 2015;

•                  Engage suppliers that responded in 2014 to refresh and update sourcing information as appropriate;

•                  Review and update the list of products and associated suppliers designated as “in-scope”;

•                  Encourage suppliers to implement responsible sourcing; and

•                  Participate in industry initiatives encouraging “conflict-free” supply chains.